                                                                   EXHIBIT 13(c)









    ------------------------------------------------------------------------
                                     FORM OF

                             BROKER-DEALER AGREEMENT

                                     Between

                              BANKERS TRUST COMPANY

                                       and

                                    [       ]

                                 Dated as of [       ]

                                   Relating to

                            AUCTION PREFERRED SHARES

                                       of

                                 VAN KAMPEN [       ]
    ------------------------------------------------------------------------

         BROKER-DEALER AGREEMENT dated as of [     ] between BANKERS TRUST
COMPANY (the "Auction Agent"), a New York banking corporation (not in its
individual capacity but solely as agent of Van Kampen [     ] (the "Fund")
pursuant to authority granted it in the Auction Agency Agreement, and [     ]
(together with its successors and assigns, ("BD").

         The Fund has issued in four series of shares of Auction Preferred Shares, par value $.01 per share, liquidation preference $[ ] per share (the "APS") pursuant to its Declaration of Trust, as amended by the Certificate of Vote (the "Certificate").

         The Certificate will provide that, for each Subsequent Dividend Period of any series of APS then outstanding, the Applicable Rate for such series for such Subsequent Dividend Period shall, under certain conditions, be the rate per annum that a bank or trust company appointed by the Fund advises results from implementation of the Auction Procedures for such series. The Board of Trustees has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures for each series of APS.

         The Auction Procedures require the participation of one or more Broker-Dealers for each series of APS.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the Auction Agent and BD agree as follows:

1.       Definitions and Rules of Construction.

         1.1 Terms Defined by Reference to Statement.

         Capitalized terms not defined herein shall have the respective meanings specified in the Certificate.

         1.2 Terms Defined Herein.


         As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

             (a) "Auction" shall have the meaning specified in Section 2.1 hereof.

             (b) "Auction Agency Agreement" shall mean the Auction Agency
Agreement, dated as of [     ], between the fund and the Auction Agent
relating to the APS.

             (c) "Auction Procedures" shall mean the auction procedures constituting Part II of the Certificate.

              (d) "Authorized officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust Officer, Assistant Treasurer and Assistant Secretary of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

              (e) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

              (f) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

              (g) "Certificate" shall mean the Certificate of Vote of Trustees Establishing [ ] Series of Preferred Shares authorizing the issuance of APS filed by the Fund with the office of the Secretary of The Commonwealth of Massachusetts.

              (h) "Master Purchaser's Letter" shall mean a letter addressed to the Fund, the Auction Agent, a Broker-Dealer and an Agent Member, substantially in the form attached hereto as Exhibit A.

              (i) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

         1.3 Rules of Construction.

              Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this
Agreement:

             (a) Words importing the singular number shall include the plural number and vice versa.

             (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (c) The words "hereof", "herein", "hereto", and other words of similar import refer to this Agreement as a whole.

             (d) All references herein to a particular time of day shall be to New York City time.

2.  The Auction.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

             (a) The provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for any Subsequent Dividend Period of any series of APS for which the Applicable Rate is to be determined by an Auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

             (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

             (c) BD agrees to act as, and assumes the obligations of, and limitations and restrictions placed upon, a Broker-Dealer under this Agreement for each series of APS. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in the Auction Procedures may execute Broker-Dealer Agreements and Master Purchaser's Letters and participate as Broker-Dealers in Auctions.

         2.2 Preparation for Each Auction.


             (a) Not later than [ ] A.M. on each Auction Date for the APS, the Auction Agent shall advise the Broker-Dealers for such series by telephone of the Maximum Rate therefor and the "AA" Composite Commercial Paper Rate(s) and Treasury Rate(s), as the case may be, used in determining such Maximum Rate.

             (b) In the event that any Auction Date for the APS shall be changed after the Auction Agent has given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in
Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of [ ] A.M. on the new Auction Date or [ ] A.M. on the old Auction Date.

             (c) The Auction Agent from time to time may request the Broker-Dealers to provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of APS. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information so provided by BD and shall not disclose any information so provided by BD to any Person other than the Fund and BD.

             (d) BD agrees to maintain a list of Potential Holders and to use its best efforts to contact the Potential Holders on such list whom BD believes may be interested in participating in such Auction on each Auction Date for the purposes set forth in the Auction Procedures.

             (e) The Auction Agent is not required to accept the Master Purchaser's Letter of any Potential Holder who wishes to submit a Bid for the first time in an Auction or of any Potential Holder or Existing Holder who wishes to amend its Master

Purchaser's Letter unless such letter or amendment is received by the Auction
Agent by [     ] P.M. on the Business Day preceding such Auction.

         2.3 Auction Schedule: Method of Submission of Orders.


             (a) The Fund and the Auction Agent shall conduct Auctions for APS in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which such change shall be effective.

                         TIME                                                  EVENT
                         ----                                                  -----

By [       ] A.M.                                       Auction Agent advises the Fund and the
                                                        Broker-Dealers of the applicable Maximum Rate and
                                                        the "AA" Composite Commercial Paper Rate(s) and
                                                        Treasury Rate(s), as the case may be, used in
                                                        determining such Maximum Rate as set forth in
                                                        Section 2.2 (a) hereof.

[       ] A.M. - [       ] P.M.                         Auction Agent assembles information communicated to
                                                        it by Broker-Dealers as provided in Section 3(a) of
                                                        the Auction Procedures. Submission Deadline is
                                                        [       ] P.M.

Not earlier than [       ] P.M.                         Auction Agent makes determinations pursuant to
                                                        Section 4(a) of the Auction Procedures.

By approximately [       ] P.M.                         Auction Agent advises Fund of results of Auction as
                                                        provided in Section 4(b) of the Auction Procedures.

                                                        Submitted Bids and Submitted Sell Orders are
                                                        accepted and rejected and shares of APS allocated
                                                        as provided in Section 5 of the Auction Procedures.

                                                        Auction Agent gives notice of Auction results as
                                                        set forth in Section 2.4 (a) hereof.

             (b) BD agrees not to sell, assign or dispose of any share of APS to any Person who has not delivered, or on whose behalf a Broker-Dealer has not delivered, a signed Master Purchaser's Letter to the Auction Agent.

             (c) BD shall submit Orders to the Auction Agent in writing substantially in the form attached hereto as Exhibit C. BD shall submit a separate Order to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an order and shall not net or aggregate the orders of different Potential Holders or Existing Holders on whose behalf BD is submitting orders.

             (d) BD shall deliver to the Auction Agent (i) a written notice in substantially the form attached hereto as Exhibit D or transfers of shares of APS made through BD by an Existing Holder to another Person other than pursuant to an Auction and shall deliver or cause to be delivered the related Master Purchaser's Letter executed by such Person if such Person has not previously so delivered a Master Purchaser's Letter and (ii) a written notice substantially in the form attached hereto as Exhibit E, of the failure of any shares of APS to be transferred to or by any Person that purchased or sold shares of APS through BD pursuant to an Auction. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by [ ] P.M. on the Business Day preceding such Auction.

             (e) BD has delivered to the Auction Agent its executed Master Purchaser's Letter. BD and other Broker-Dealers which have delivered duly executed Master Purchaser's Letters may submit orders in Auctions for their own accounts unless the Fund shall have notified BD and all other Broker-Dealers that they may no longer do so, in which case Broker-Dealers may continue to submit Hold Orders and Sell Orders for their own accounts.

             (f) BD agrees to handle its customers' Orders in accordance with its duties under applicable securities laws and rules.

         2.4 Notices of Auction Results.


             (a) On each Auction Date for APS, the Auction Agent shall notify BD by telephone of the results of the Auction as set forth in paragraph (a) of the Settlement Procedures. By approximately [ ] A.M., on the Business Day next succeeding such Auction Date, the Auction Agent shall confirm to BD in writing the disposition of all orders submitted by BD in such Auction.

             (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures.

         2.5 Designation of Special Dividend Period.


             (a) If the Fund delivers to the Auction Agent a notice of the Auction Date for APS for a Rate Period thereof that next succeeds a Rate Period that is not a Minimum Dividend Period in the form of Exhibit E to the Auction Agency Agreement; the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

             (b) If the Board of Trustees proposes to designate any succeeding Subsequent Dividend Period of any series of APS as a Special Dividend Period and the Fund delivers to the Auction Agent a notice of such proposed Special Dividend Period in the form of Exhibit F to the Auction Agency Agreement, the Auction Agent shall deliver such notice to BD as promptly as practicable after its receipt of such notice from the Fund.

             (c) If the Board of Trustees determines to designate such succeeding Subsequent Dividend Period as a Special Dividend Period, and the Fund delivers to the Auction Agent a notice of such special Dividend Period in the form of Exhibit G to the Auction Agency Agreement not later than [ ] A.M. on the second Business Day next preceding the first day of such Rate Period, the Auction Agent shall deliver such notice to BD not later than [ ] P.M. on such second Business Day.

             (d) If the Fund shall deliver to the Auction Agent a notice not later than [ ] A.M. on the second Business Day next preceding the first day of any Rate Period stating that the Fund has determined not to exercise its option to designate such succeeding Subsequent Dividend Period as a Special Dividend Period, in the form of Exhibit H to the Auction Agency Agreement, or shall fail to timely deliver either such notice or a notice in the form of Exhibit G to the Auction Agency Agreement, the Auction Agent shall deliver a notice in the form of Exhibit H to the Auction Agency Agreement to BD not later than [ ] P.M. on such second Business Day.

         2.6 Allocation of Taxable Income.

         If the Fund delivers to the Auction Agent a notice in the form of Exhibit K to the Auction Agency Agreement designating all or a portion of any dividend on shares of any series of APS to consist of net capital gains or other income taxable for Federal income tax purposes, the Auction Agent shall deliver such notice to BD on the Business Day following its receipt of such notice from the Fund. On or prior to the Auction Date referred to in such notice, BD will contact each of its customers that BD believes to be an Existing Holder of shares of APS or a Potential Holder interested in submitting an order with respect to the Auction to be held on such Auction Date, and BD will notify such customer of the contents of such notice. BD will be deemed to have notified such Existing Holders and Potential Holders if, for each such Holder, (i) it makes a reasonable effort to contact such Holder by telephone, and (ii) upon failing to contact such Holder by telephone it mails written notification to such Holder at the mailing address indicated in such Holder's most recently submitted Master Purchaser's Letter or at such other address as is indicated in the account records of BD.

         The Auction Agent shall be required to notify BD within two
Business Days after each Auction that involves an allocation of income taxable for Federal income tax purposes as to the dollar amount per share of such taxable income and income exempt from Federal income taxation included in the related dividend.

         2.7 Failure to Deposit.

             (a) If:

                (i) any Failure to Deposit shall have occurred with respect to shares of APS during any Rate Period thereof (other than any Special Dividend Period consisting of [ ] or more Dividend Periods or any Rate Period succeeding any Special Dividend Period consisting of [ ] or more Dividend Periods during which a Failure to Deposit occurred that has not been cured); and (ii) prior to [ ] Noon on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured as described in Section 2.7(a) of the Auction Agency Agreement and the Fund shall have paid to the Auction Agent a late charge as described in such Section 2.7(a);

then, the Auction Agent shall deliver a notice in the form of Exhibit I to the Auction Agency Agreement by first-class mail, postage prepaid, to BD not later than one Business Day after its receipt of the payment from the Fund curing such Failure to Deposit and such late charge.

             (b) If:

                     (i) any Failure to Deposit shall have occurred with respect to shares of any series of APS during a Rate Period thereof (other than any Special Dividend Period consisting of [ ] or more Dividend Periods or any Rate Period succeeding any Special Dividend Period consisting of [ ] or more Dividend Periods during which a Failure to Deposit occurred that has not been cured), and, prior to [ ] on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured as described in Section 2.7(a) of the Auction Agency Agreement and the Fund shall not have paid to the Auction Agent the late charge described in such Section 2.7(a), but such Failure to Deposit shall subsequently be so cured; or

                     (ii) any Failure to Deposit shall have occurred with respect to shares of APS during a Special Dividend Period consisting of [ ] or more Dividend Periods, or during any Rate Period succeeding any Special Dividend Period consisting of [ ] or more Dividend Periods during which a Failure to Deposit occurred, and such Failure to Deposit shall subsequently have been cured within the meaning of Section 2.7(a) of the Auction Agency Agreement, then the Auction Agent shall deliver a notice in the form of Exhibit J to the Auction Agency Agreement to the Broker-Dealers for such series not later than one Business Day after the receipt of the payment from the Fund curing such Failure to Deposit.

         2.8 Service Charge to be Paid to BD.


         On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Fund an amount equal to the product of (a) (i) in the case of any Auction Date immediately preceding a Rate Period of such series consisting of less than [ ] Dividend Periods, [ ] %, or (ii) in the case of any Auction Date immediately preceding a Rate Period
of such series consisting of [     ] or more Dividend Periods, a percentage
agreed upon in writing by the Fund and the Broker-Dealers times (b) a fraction, the numerator of which is the number of days in the Rate Period therefor beginning on such Business Day and the denominator of which is 365 if such Rate Period is less than one year and 360 for all other Rate Periods, times (c)
$[ ] times (d) the sum of (1) the aggregate number of shares of such series placed by BD in such Auction that were (A) the subject of Submitted Bids of Existing Holders submitted by BD and continued to be held as a result of such submission and (B) the subject of Submitted Bids of Potential Holders submitted by BD and purchased as a result of such submission plus (ii) the aggregate number of shares of such series subject to valid Hold Orders (determined in accordance with paragraph (d) of Section 3 of the Auction Procedures) submitted to the Auction Agent by BD plus (iii) the number of shares of APS deemed to be subject to Hold Orders by Existing Holders pursuant to paragraph (c) of Section 3 of the Auction Procedures that were acquired by such Existing Holders through BD.

         For purposes of subclause (d)(iii) of the foregoing paragraph, if any Existing Holder who acquired shares of any series of APS through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD; provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

         2.9 Settlement.

             (a) If any Existing Holder on whose behalf BD has submitted a Bid or Sell Order for shares of APS that was accepted in whole or in part fails to instruct its Agent Member to deliver the shares of APS subject to such Bid or Sell Order against payment therefor, BD shall instruct such Agent Member to deliver such shares against payment therefor and BD may deliver to the Potential Holder on whose behalf BD submitted a Bid for shares of APS that was accepted in whole or in part a number of shares of APS of such series that is less than the number of shares of APS of such series specified in such Bid to be purchased by such Potential Holder. Notwithstanding the foregoing terms of this Section, any delivery or non-delivery of shares of APS which represents any departure from the results of an Auction for such series, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section

2.3(d)(ii) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.9.

             (b) Neither the Auction Agent nor the Fund shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder or its respective Agent Member to deliver shares of APS of any series or to pay for shares of APS of any series sold or purchased pursuant to the Auction Procedures or otherwise.

3.  The Auction Agent.

         3.1 Duties and Responsibilities.

             (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any other Person, other than the Fund, by reason of this Agreement.

             (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

             (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error or judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

         3.2 Rights of the Auction Agent.

             (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers.

             (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

             (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

         3.3 Auction Agent's Disclaimer.

         The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Auction Agency Agreement or the shares of APS of any series.

4.  Miscellaneous.

         4.1 Termination.

         Either party may terminate this Agreement at any time on five days' notice to the other party, provided that neither BD nor the Auction Agent may terminate this Agreement without first obtaining prior written consent of the Fund to such termination, which consent shall not be unreasonably withheld. This Agreement shall automatically terminate upon the termination of the Auction Agency Agreement.

         4.2 Participant in Securities Depository; Payment of Dividends in Same-Day Funds.


             (a) BD is, and shall remain for the term of this Agreement, a member of, or participant in, the Securities Depository (or an affiliate of such a member or participant).

             (b) BD represents that it (or if such BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the APS available in same-day funds on each Dividend Payment Date to customers that use such BD or affiliate as Agent Member.

         4.3 Communications.

         Except for (i) communications authorized to be by telephone by this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


If to BD,                                               [Attention:                  ]
addressed:
                                                        Telecopier No.: (      )
                                                        Telephone No.:  (      )

If to the Auction                                       Bankers Trust Company
Agent, addressed:                                       Corporate Trust and Agency Group
                                                        Four Albany Street
                                                        New York, New York 10006
                                                        Attention: Auction Rate/
                                                        Remarketed Securities





                                                        Telecopier No.: (      )
                                                        Telephone No.:  (      )



or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

         4.4 Entire Agreement.

         This Agreement contains the entire agreement among the parties hereto relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, among the parties hereto relating to the subject matter hereof.

         4.5 Benefits.

         Nothing in this Agreement, express or implied, shall give to any person, other than the Fund, the Auction Agent, BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         4.6 Amendment; Waiver.

             (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

             (b) Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         4.7 Successors and Assigns.


         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Auction Agent and BD. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Fund without the consent of BD.

         4.8 Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         4.9 Execution in Counterparts.


         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         4.10 Governing Law.


         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.



                                                     [                                  ]




                                                     By
                                                        -----------------------------------------
                                                          Name:
                                                          Title:




                                                     [                                  ]




                                                     By
                                                        -----------------------------------------
                                                         Name:
                                                         Title: